Exhibit 99.1

***FOR IMMEDIATE RELEASE***

Saia Reports Fourth Quarter Earnings Per Share of $0.15

Revenues were $253 million, an increase of 13 percent from prior year quarter

JOHNS CREEK, GA. – January 31, 2012 – Saia, Inc. (NASDAQ: SAIA), a leading multi-regional less-than-truckload (LTL) carrier, today reported improved fourth quarter 2011 results on stronger revenue and improving pricing fundamentals.

Fourth Quarter 2011 Compared to Fourth Quarter 2010 Results

•	Revenues were $253 million, an increase of 13 percent from the prior year period

•	Operating income increased more than three fold to $6.2 million compared to $1.8 million in the prior year period

•	Earnings per share were $0.15 compared to $0.04 in the prior year period

•	Operating ratio was 97.6 compared to 99.2 in the prior year period

•	LTL tonnage increased by 1.5 percent as LTL shipments per workday were down 1.2 percent with a 2.8 percent increase in weight per shipment

•	LTL yield was up 11.0 percent due to the impact of favorable pricing actions and higher fuel surcharges

•	Claims expense was $4.8 million over the prior year due primarily to accident severity

“We continue to leverage our excellent service in the improved industry environment which has allowed us to again advance pricing initiatives across our customer base. We attained solid increases in contract renewals during the quarter from customers who value Saia’s service quality. Our focus remains on yield improvement and I believe these steady increases will continue,” said Rick O’Dell, president and chief executive officer.

“Our fourth quarter results were impacted by higher costs from health care and maintenance. Quarterly results were further unfavorably affected by higher accident severity and workers’ compensation expense including an adjustment for claim development,” continued O’Dell.

“In spite of cost challenges, we continue to improve financial and operational results. Saia’s dedicated employees provided 98% on-time service during the quarter delivering a strong value proposition in the marketplace. Our balance sheet is strong and we are making significant investments in our business to provide a solid foundation for additional progress in 2012,” O’Dell said.

2011 Results Compared to 2010 Results

•	Revenues were $1.0 billion compared to $903 million in the prior year, an increase of 14 percent

•	Operating income was $28.1 million compared to $12.1 million in the prior year

•	Net income was $11.4 million compared to $2.0 million in the prior year

•	Earnings per share were $0.70 compared to earnings per share of $0.12 in the prior year

•	Operating ratio was 97.3 compared to 98.7 in the prior year

Saia, Inc. Fourth Quarter 2011 Results

Financial Position and Capital Expenditures

Total debt was $72.9 million at December 31, 2011. This compares to total debt of $90.0 million at December 31, 2010. Net of the Company’s $1.3 million cash balance at quarter-end, net debt to total capital was 24.6 percent.

Net capital expenditures in 2011 were $68 million. This compares to $3 million in the prior year period. The Company is planning net capital expenditures in 2012 of approximately $80 million. This expenditure level reflects replacement tractors and trailers and the Company’s continued investment in technology.

Conference Call

The Company will hold a conference call to discuss these results today at 11:00 am Eastern Time. This call will be webcast live via the Company web site at www.saia.com. To participate in the call, please dial 1-800-533-7954 or dial 785-830-1294 for international calls and use conference ID 4744631. Callers should dial in five to 10 minutes in advance of the conference call. A replay of the call will be available two hours after the completion of the call through February 6, 2012. The replay is available by dialing 1-888-203-1112 or 719-457-0820.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Saia, Inc. (NASDAQ: SAIA) is a less-than-truckload provider of regional, interregional and guaranteed services covering 34 states. With headquarters in Georgia and a network of 148 terminals, Saia employs 7,900 people. For more information, visit the Investor Relations section at www.saia.com.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, assumptions and uncertainties include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current

Saia, Inc. Fourth Quarter 2011 Results

credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); possible issuance of equity which would dilute stock ownership; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, real property, revenue equipment and other assets; governmental regulations, including but not limited to Hours of Service, engine emissions, the “Compliance, Safety, Accountability” (CSA) initiative, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; effectiveness of Company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; increased costs as a result of recently enacted healthcare reform legislation and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings. As a result of these and other factors, no assurance can be given as to our future results and achievements. A forward looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur.

# # #

CONTACT:	Saia, Inc.
Renée McKenzie, Treasurer
RMcKenzie@Saia.com
678.542.3910

Saia, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31, 2011	December 31, 2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,317	$29,045
Accounts receivable, net	107,436	94,569
Prepaid expenses and other	34,063	29,882

Total current assets	142,816	153,496

PROPERTY AND EQUIPMENT:
Cost	669,345	610,572
Less: accumulated depreciation	344,890	319,634

Net property and equipment	324,455	290,938

OTHER ASSETS	7,615	7,723

Total assets	$474,886	$452,157

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$39,783	$37,745
Wages and employees’ benefits	21,185	19,101
Other current liabilities	41,237	31,777
Current portion of long-term debt	22,143	17,143

Total current liabilities	124,348	105,766

OTHER LIABILITIES:
Long-term debt, less current portion	50,714	72,857
Deferred income taxes	51,289	39,077
Claims, insurance and other	29,234	28,099

Total other liabilities	131,237	140,033

STOCKHOLDERS’ EQUITY:
Common stock	16	16
Additional paid-in capital	203,793	202,751
Deferred compensation trust	(2,199)	(2,727)
Retained earnings	17,691	6,318

Total stockholders’ equity	219,301	206,358

Total liabilities and stockholders’ equity	$474,886	$452,157

Saia, Inc. and Subsidiary

Consolidated Statements of Operations

For the Quarters and Years Ended December 31, 2011 and 2010

(Amounts in thousands, except per share data)

(Unaudited)

	Fourth Quarters		Years
	2011	2010	2011	2010
OPERATING REVENUE	$253,020	$224,432	$1,030,224	$902,660

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	127,108	119,014	513,977	481,197
Purchased transportation	18,095	19,796	87,159	80,859
Fuel, operating expenses and supplies	71,897	60,502	293,534	233,771
Operating taxes and licenses	9,441	9,301	38,228	36,981
Claims and insurance	10,213	5,377	32,067	21,870
Depreciation and amortization	10,179	8,686	37,278	36,159
Operating gains, net	(93)	(48)	(165)	(277)

Total operating expenses	246,840	222,628	1,002,078	890,560

OPERATING INCOME	6,180	1,804	28,146	12,100

NONOPERATING EXPENSES:
Interest expense	2,321	2,375	10,468	10,602
Other, net	(64)	(88)	(52)	(435)

Nonoperating expenses, net	2,257	2,287	10,416	10,167

INCOME (LOSS) BEFORE INCOME TAXES	3,923	(483)	17,730	1,933
Income tax expense (benefit)	1,450	(1,188)	6,357	(24)

NET INCOME	$2,473	$705	$11,373	$1,957

Average common shares outstanding - basic	15,798	15,730	15,789	15,713

Average common shares outstanding - diluted	16,143	16,135	16,136	16,115

Basic earnings per share	$0.16	$0.04	$0.72	$0.12

Diluted earnings per share	$0.15	$0.04	$0.70	$0.12

Saia, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2011 and 2010

(Amounts in thousands)

(Unaudited)

	Years
	2011	2010
OPERATING ACTIVITIES:
Net cash provided by operating activities	$58,211	$23,386

Net cash provided by operating activities	58,211	23,386

INVESTING ACTIVITIES:
Acquisition of property and equipment	(70,862)	(3,815)
Proceeds from disposal of property and equipment	2,963	560

Net cash used in investing activities	(67,899)	(3,255)

FINANCING ACTIVITIES:
Repayment of long-term debt	(17,143)	—
Payment of debt issuance costs	(1,046)	—
Proceeds from stock option exercises	149	168

Net cash (used in) provided by financing activities	(18,040)	168

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(27,728)	20,299
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	29,045	8,746

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,317	$29,045

Saia, Inc. and Subsidiary

Financial Information

For the Quarters Ended December 31, 2011 and 2010

(Amounts in thousands)

(Unaudited)

					Fourth Quarter
		Fourth Quarter		% Change	Amount/Workday		% Change
		2011	2010		2011	2010
Workdays					61	61
Operating ratio		97.6%	99.2%
F/S Revenue	LTL	234,818	207,716	13.0	3,849.5	3,405.2	13.0
	TL	18,202	16,715	8.9	298.4	274.0	8.9
	Total	253,020	224,432	12.7	4,147.9	3,679.2	12.7

Revenue excluding	LTL	233,723	207,426	12.7	3,831.5	3,400.4	12.7
revenue recognition	TL	18,119	16,692	8.5	297.0	273.6	8.5
adjustment	Total	251,843	224,118	12.4	4,128.6	3,674.1	12.4

Tonnage	LTL	877	863	1.5	14.37	14.15	1.5
	TL	164	166	(1.2)	2.69	2.73	(1.2)
	Total	1,041	1,030	1.1	17.06	16.88	1.1

Shipments	LTL	1,517	1,536	(1.2)	24.86	25.17	(1.2)
	TL	23	24	(0.8)	0.38	0.39	(0.8)
	Total	1,540	1,559	(1.2)	25.25	25.56	(1.2)

Revenue/cwt.	LTL	13.33	12.01	11.0
	TL	5.51	5.02	9.9
	Total	12.10	10.88	11.1

Revenue/shipment	LTL	154.10	135.08	14.1
	TL	775.09	708.00	9.5
	Total	163.52	143.74	13.8

Pounds/shipment	LTL	1,156	1,124	2.8
	TL	14,060	14,110	(0.4)
	Total	1,352	1,321	2.3